                                                                   EXHIBIT 12.1

CONSUMERS U.S.,INC.
STATEMENT RE COMPUTATION OF RATIOS
(DOLLARS IN THOUSANDS)


                                                                                        PERIOD FROM
                                                        YEAR ENDED DECEMBER 31,     FEBRUARY 5, TO 1997
                                                      -------------------------             TO
                                                        1999           1998          DECEMBER 31, 1997
                                                        ----           ----         -------------------
EARNINGS -

Loss before extraordinary item                        $(17,511)      $ (9,770)            $   (271)

Interest and amortization of debt expense               28,870         27,098               18,281

Rental expense representative of interest factor         5,088          5,915                5,849
                                                      --------       --------             --------


Total earnings                                        $ 16,447       $ 23,243             $ 23,859

FIXED CHARGES -

Interest and amortization of debt expense             $ 28,870       $ 27,098             $ 18,281

Rental expense representative of interest factor         5,088          5,915                5,849
                                                      --------       --------             --------

Total fixed charges                                   $ 33,958       $ 33,013             $ 24,130
                                                      ========       ========             ========


RATIO OF EARNINGS TO FIXED
CHARGES                                                     --             --                   --
                                                      ========       ========             ========
DEFICIENCY OF EARNINGS AVAILABLE
TO COVER FIXED CHARGES                                $ 17,511       $  9,770             $    271
                                                      ========       ========             ========


For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.